Exhibit 12.

                             MOBIL CORPORATION
             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                               (In millions)

                                                                        Three
                                                                        Months
                                                                        Ended
                                      Year Ended December 31,           Mar.31,
                           ------------------------------------------  --------
                            1994      1995    1996     1997     1998     1999
                           ------    ------  ------   ------   ------   ------

Income Before Change in
  Accounting Principle ....$1,759    $2,376  $2,964   $3,272   $1,704   $  464
Add:
Income taxes .............. 1,919     2,015   3,147    3,093    1,356      247
Portion of rents
  representative of
  interest factor .........   340       368     376      346      317       79
Interest and debt
  discount expense ........   461       467     455      428      451       82
Earnings (greater) less
  than distributions from
  equity affiliates........   (40)      (51)    153      (59)     329       16
                           ------    ------   ------  ------   ------   ------

Income as Adjusted ........$4,439    $5,175  $7,095   $7,080   $4,157   $  888
                           ======    ======  ======   ======   ======   ======
Fixed Charges:
Interest and debt
  discount expense ........$  461    $  467  $  455   $  428   $  451   $   82
Capitalized interest ......    37        47      78      101       74       28
Portion of rents
  representative of
  interest factor .........   340       368     376      346      317       79
                           ------    ------  ------   ------   ------   ------
Total Fixed Charges .......$  838    $  882  $  909   $  875   $  842   $  189
                           ======    ======  ======   ======   ======   ======
Ratio of Earnings to
  Fixed Charges ...........   5.3       5.9     7.8      8.1      4.9      4.7
                           ======    ======  ======   ======   ======   ======


Note:

  For the years ended December 31, 1994, 1995, 1996, 1997 and 1998 and the three months ended March 31, 1999, Fixed Charges exclude $37 million, $28 million, $24 million, $29 million, $25 million and $8 million, respectively, of interest expense attributable to debt issued by the Mobil Oil Corporation Employee Stock Ownership Plan Trust and guaranteed by Mobil.



MOBIL                                  - 20 -

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